UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2018

BROOKS AUTOMATION, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-25434	04-3040660
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Elizabeth Drive, Chelmsford, MA	01824
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (978) 262-2400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions :

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.  Entry into a Material Definitive Agreement

On August 27, 2018, Brooks Automation, Inc. (“Brooks”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Edwards Vacuum LLC, a Delaware limited liability company (“Purchaser”), and solely for certain sections thereof, Atlas Copco AB, a Swedish company and ultimate parent entity of the Purchaser, pursuant to which, among other matters, Brooks has agreed to sell its semiconductor cryogenics business that manufactures, markets, sells, distributes, services and refurbishes cryogenic vacuum pumps (including water pumps), chillers, coolers, compressors, refrigeration systems and spare parts relating to each of the foregoing, known as the “CTI Cryogenics” and the “Polycold” product lines (referred to herein as the “Cryogenics Business”).  The Cryogenics Business also includes Brooks’ 50% equity interest in Ulvac Cryogenics, Inc., its joint venture in Japan with Ulvac Inc.

The Purchaser will pay a cash purchase price of $675,000,000 for the Cryogenics Business at Closing, which amount is subject to customary adjustments as set forth in the Purchase Agreement, including an adjustment based on the working capital of the Cryogenics Business as of the closing date.

The consummation of the transactions contemplated by the Purchase Agreement are subject to various closing conditions, including approval under antitrust laws and receipt of certain other governmental (including from the Committee on Foreign Investment in the United States (CFIUS)) and third party consents. The closing of the transactions contemplated by the Purchase Agreement is expected to occur in Brooks’ second fiscal quarter ending March 31, 2019.

The Purchase Agreement contains customary termination provisions for each of Brooks and the Purchaser under certain circumstances, including the right to terminate the Purchase Agreement if the closing has not occurred prior to April 15, 2019.

The Purchase Agreement also includes customary representations, warranties and covenants of Brooks and the Purchaser. The representations and warranties made by each party were made solely for the benefit of the other party and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk between the parties to the Purchase Agreement if those statements prove to be inaccurate; (ii) may have been qualified in the Purchase Agreement by disclosures that were made to the other party in disclosure schedules to the Purchase Agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the Purchase Agreement or such other date or dates as may be specified in the Purchase Agreement.  The Purchase Agreement also contains post-closing indemnification provisions pursuant to which Brooks has agreed to indemnify the Purchaser against losses resulting from certain events, including breaches of representations and warranties, covenants and certain other matters.

In connection with the closing of the transactions contemplated by the Purchase Agreement, Brooks and the Purchaser will enter into certain other agreements, including a transition services agreement pursuant to which each party will provide the other party with certain transition services for a limited time period following the closing, leases to the Purchaser for certain of Brooks’ facilities in Chelmsford, Massachusetts, and a supply agreement pursuant to which the Purchaser will supply Brooks with certain products after the closing.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Purchase Agreement, which the Company plans to file with its Annual Report on Form 10-K for the fiscal year ending September 30, 2018.

Item 8.01.  Other Events.

On August 27, 2018, Brooks issued a press release announcing entry into the Purchase Agreement, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release dated August 27, 2018, issued by Brooks Automation, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/
BROOKS AUTOMATION, INC.
Date: August 27, 2018	/s/ Jason W. Joseph Jason W. Joseph Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated August 27, 2018, issued by Brooks Automation, Inc.